Exhibit 99.1

Horse Hill-1 Well Drilling Update

DENVER, September 18, 2014 /Marketwired/ -- Magellan Petroleum Corporation ("Magellan" or the "Company") (NASDAQ: MPET) today provided an update on the status of drilling at the Horse Hill-1 well in the Weald Basin, onshore UK. The well spudded on September 3, 2014, and surface casing has been set and cemented to a depth of 84 ft. Drilling on the intermediate section of the wellbore is expected to commence imminently, and, approximately six weeks thereafter, TD is expected to be reached at 8,680 feet.

The Horse Hill-1 well, which is designed as a near vertical well that will not be hydraulically fractured, is targeting a conventional Triassic-aged gas target. In addition, the well will be used to evaluate various conventional Jurassic-aged formations. Horse Hill Developments Ltd is operator of the well, in which Magellan has a 35% direct carried interest.

Magellan has decided to defer the opportunity at Horse Hill-1 to run a suite of unconventional logs over the Kimmeridge Clay and Liassic formations.

J. Thomas Wilson, President and CEO of Magellan, stated, “We are very pleased with progress to date at Horse Hill, and Horse Hill Developments has proven to be an able operator. The Weald Basin has yielded conventional oil and gas production for decades, and I expect Horse Hill Developments will be a strong partner to Magellan in unlocking value from the conventional prospects at Horse Hill and elsewhere in the Weald. Their efforts will complement nicely our own pursuit of the attractive unconventional development opportunities in the Weald.”

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
Statements in this press release, including forecasts or projections that are not historical in nature, are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words "anticipate", "assume", "believe", "budget", "estimate", "evaluate", "expect", "forecast", "intend", "should", "initial", "plan", "project", and similar expressions are intended to identify forward-looking statements. These statements about the Company may relate to its businesses and prospects, planned capital projects and expenditures, increases or decreases in oil and gas production and reserves, estimates regarding resource potential, revenues, expenses and operating cash flows, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are the following: the potential of conventional plays, unconventional plays, shale formations and tight rock formations in the Weald Basin; the value of our UK acreage position; the success of coring and logging programs; the uncertain nature of oil and gas prices in the United Kingdom; uncertainties inherent in projecting future rates of production from drilling activities; the uncertainty of drilling and completion conditions and results; the availability and cost of drilling, completion, and operating equipment and services; and other matters discussed in the "Risk Factors" section of The Company's most recent Annual Report on Form 10K and most recent Quarterly Report on Form 10Q. Any forward-looking information provided in this release should be considered with these factors in mind. The Company assumes no obligation to update any forward-looking statements contained in this report, whether as a result of new information, future events, or otherwise.

ABOUT MAGELLAN
Magellan Petroleum Corporation is an independent oil and gas exploration and production company focused on the development of a CO2-enhanced oil recovery ("CO2-EOR") program at Poplar Dome in eastern Montana and the exploration of unconventional hydrocarbon resources in the Weald Basin, onshore UK. Magellan also owns an exploration block, NT/P82, in the Bonaparte Basin, offshore Northern Territory, which the Company currently plans to farm-out; and an 11% ownership stake in Central Petroleum Limited (ASX: CTP), a Brisbane based junior exploration and production company that operates one of the largest holdings of prospective onshore acreage in Australia. Magellan is headquartered in Denver, Colorado. The Company's mission is to enhance shareholder value by maximizing the full potential of existing assets. Magellan routinely posts important information about the Company on its website at www.magellanpetroleum.com.

For further information, please contact:
Matthew Ciardiello
Manager, Investor Relations
720.484.2404
IR@magellanpetroleum.com